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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                         CONTACT: JAMES P. KELLY
                                                    Director, Investor Relations
                                                    (617) 342-6244
                                                    jim_kelly@cabot-corp.com

                                                    Ethel Shepard
                                                    Corporate Affairs Manager
                                                    (617) 342-6254
                                                    ethel_shepard@cabot-corp.com


CABOT CORPORATION ACQUIRES ASSETS OF SUPERIOR MICROPOWDERS, LLC

BOSTON, MA (June 2, 2003) - Cabot Corporation (CBT/NYSE) announced today that it has purchased the assets of Superior MicroPowders, LLC (SMP), a privately-held company located in Albuquerque, New Mexico. SMP is an advanced materials development and manufacturing company with proprietary nano- and micro- powder production systems and manufacturing capability. While in the development stage, SMP has been working with several major companies to develop particle applications for use in the electronics, fuel cell, display, and other markets.

The purchase price for the acquisition was approximately $16 million. Cabot believes that a significant portion of the purchase price will be allocated to in-process research and development, which is required to be immediately charged to expense.

Barry Neal has been named General Manager of the SMP organization. Previously, Mr. Neal was the Director, Research and Development, Cabot Supermetals, located in Boyertown, PA. For the past year, Mr. Neal has led the integration of Cabot Supermetals, in Japan.

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SMP was founded in 1997 by Dr. Toivo Kodas and Dr. Mark Hampden-Smith, two
leaders in the field of aerosol processing of materials. Both Dr. Hampden-Smith and Dr. Kodas, as technical directors, will continue to lead the efforts to integrate SMP technology into Cabot.

Kennett F. Burnes, Cabot Chairman and CEO said, "We are excited about the expertise and technology that SMP brings because it will allow Cabot to continue expanding our technology to areas that complement our existing markets and provide opportunities for future new business growth. This acquisition of SMP is consistent with Cabot's strategy to expand our business portfolio into high value-added markets."

For more information on SMP, please go to www.superiormicropowders.com.

                               About Cabot

Cabot Corporation is a global specialty chemicals and materials company and is headquartered in Boston, MA. Cabot's major products are carbon black, fumed silica, inkjet colorants, and capacitor materials. Cabot has approximately 4,500 employees in 45 manufacturing plants located in 23 countries around the world. Further information is available on the Company's web site at www.cabot-corp.com.

FORWARD-LOOKING INFORMATION: Included above are forward-looking statements relating to management's expectations of future profits, the possible achievement of the Company's financial goals and objectives and management's expectations for shareholder value creation initiatives and for the Company's product development program. Actual results may differ materially from the results anticipated in the forward-looking statements included in this press release due to a variety of factors, including market supply and demand conditions, fluctuations in currency exchange rates, costs and availability of raw materials, patent rights of others, stock market conditions, demand for our customers' products, competitors' reactions to market conditions, the outcome of pending litigation and governmental investigations, the impact of global health and safety

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concerns on economic conditions or market opportunities and other factors discussed in the Company's 2002 Annual Report on Form 10-K. Timely commercialization of products under development by the Company may be disrupted or delayed by technical difficulties, market acceptance, competitors' new products, as well as difficulties in moving from the experimental or development stage to the production stage.